Exhibit 10.4
[SunCom Letterhead]
March 26, 2007
Dear Laura:
As you know, the Company intends to enter into an exchange transaction during 2007. As a valuable employee, we believe that you are a key to the success of the Company and the Company’s restructuring efforts and we want you to remain committed to, and focused on, the continued operations and profitability of the Company. For this purpose, this letter agreement (the “Agreement”) sets forth the terms of a retention bonus that the Company will provide to you if you remain actively employed with the Company through a Triggering Event, as defined below. This letter also reflects the Company’s agreement to provide you with separation benefits if your employment is terminated subsequent to a Triggering Event, under the terms provided below:
1. Triggering Event. For purposes of this Agreement, a “Triggering Event” means the earlier of either: (a) the closing of an exchange transaction in 2007 in which certain holders of the 9-3/8% Senior Subordinated Notes due 2011 and 8-3/4% Senior Subordinated Notes due 2011 (in each case issued by the Company’s subsidiary, SunCom Wireless, Inc.) exchange such notes for shares of the Company’s Class A Common Stock, par value $0.01 per share or (b) at least two (2) of the following three (3) current members of the Board cease to be members of the Board for any reason: Scott Anderson, Mathias DeVito and Arnold Sheiffer.
2. Retention Bonus. You will be eligible to receive a Retention Bonus subject to the conditions set forth in this Agreement. You will receive the Retention Bonus if: (a) you remain actively employed with the Company through a Triggering Event, (b) you are in compliance with any other agreement between you and the Company, and (c) on or shortly after you receive each installment of the retention bonus you execute a release agreement in a form reasonably consistent with the past practice of the Company. The Company will pay you a retention bonus in two (2) installments with the first being paid on or before June 29, 2007 and the second being paid on or before December 28, 2007 (the “Retention Bonus”). Your total Retention Bonus will equal 25% of your base salary: the first installment payment will equal 10% of your base salary and the second installment payment will equal 15% of your base salary, less applicable federal, state and local tax withholding required by law. You must be actively employed (not on a leave of absence) by the Company on the day the bonus is paid in order to be eligible for payment. If a triggering event occurs before December 28th, 2007 you would also be entitled to the second installment payment as long as you were not on a leave of absence.

Ms. Laura Shaw-Porter
March 26, 2007

3. Separation Benefits. You will be eligible to receive the Separation Benefits subject to the conditions set forth in this Agreement. You will receive the Separation Benefits if: (a) your employment with the Company is terminated subsequent to a Triggering Event (A) by the Company without Cause, (B) by you for Good Reason or (C) by reason of your death or disability (the “Separation Date”), and (b) you execute and return a release agreement on or shortly after the Separation Date in a form reasonably consistent with the past practice of the Company. The Company will provide you (or your beneficiaries, when applicable) with the following benefits upon termination of employment (the “Separation Benefits”):
     (i) a lump sum severance benefit in the amount of your annual base salary in effect on the Separation Date (less applicable taxes and deductions);
     (ii) payment of the amount of any Management Business Objective bonus to which you would otherwise be entitled for the calendar year during which your termination occurs (prorated appropriately to reflect the months actively worked prior to such termination) (less applicable taxes and deductions);
     (iii) payment of your entire Target Bonus under the Management Business Objective Plan that would be paid as if you had twelve (12) months of active service (less applicable taxes and deductions);
     (iv) payment of the Company portion of the COBRA premiums to continue health insurance benefits for the first twelve (12) months following the Separation Date;
     (v) immediate vesting of all unvested shares of SunCom stock owned by you as of the Separation Date; and
     (vi) payment of any earned but unpaid wages for the period through the Separation Date (less applicable taxes and deductions).
For purposes of this Agreement, “Cause” shall mean: a termination of employment on account of inadequate performance, misfeasance, malfeasance, significant violations of Company policy, criminal conduct, misconduct, dishonesty, mismanagement, incompetence, deliberate and premeditated acts against the interests of the Company, or destruction of Company property, as determined by the Company, as applicable, and any other reason judged by the Company, in good faith, to be unacceptable behavior. For purposes of this Agreement, “Good Reason” shall mean: a material reduction in your base salary, the Company’s relocation of its principal offices to a location more than 30 miles from its current principal offices in Berwyn, Pennsylvania, or a material violation by the Company of this Agreement.

Ms. Laura Shaw-Porter
March 26, 2007

4. At-Will. If you accept the terms of this letter, your employment with the Company will continue to be “at will.” This offer is not to be construed as creating a contract of employment for a specific period of time.
5. Entire Agreement; Other Payments/Benefits. This letter sets out the entire agreement between you and the Company regarding the subject matter of this letter and it supersedes any prior written or oral agreements pertaining to the subject matter of this letter, except for the non-compete, non-solicitation and confidentiality agreement you entered into with the Company, which shall remain in full force and effect. You agree that you are not eligible to receive benefits under the Company’s Strategic Alternative Retention Program. You further agree that the Retention Bonus and the Separation Benefits are in lieu of any other retention or severance benefit for which you may be eligible.
To accept the terms of this letter, please sign in the space indicated at the end of this letter and return it to me by April 2nd, 2007. If you have not returned a signed copy of this letter to me by that date, this offer will be automatically withdrawn and you will not be eligible to earn the Retention Bonus or the Separation Benefits.
Laura, we thank you for your past and continuing contributions to the Company. If you have any questions about any of this, please let me know.

Sincerely yours,
/s/ Eric Haskell
Eric Haskell
Executive President and Chief Financial Officer

ACCEPTED AND AGREED:
/s/ Laura Shaw-Porter
Laura Shaw-Porter

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